Exhibit 107.1
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)

JOHNSON OUTDOORS INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.05 par value per share	457(c) and 457(h)	100,000(1)	$52.865(2)	$5,286,500(2)	$0.0001381	$730.07(2)
Total Offering Amounts					$5,286,500		$730.07
Total Fee Offsets							$0.00
Net Fee Due							$730.07

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which become issuable under the Johnson Outdoors Inc. 2023 Non-Employee Director Stock Ownership Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration by Johnson Outdoors Inc. (the “Registrant”) which results in an increase in the number of the outstanding shares of the Registrant’s Class A Common Stock.

(2)
For the purpose of computing the registration fee, the Registrant has used $52.865 as the average of the high and low prices of the Common Stock as reported on May 1, 2026 on the NASDAQ Global Market SM for the offering price per share, in accordance with Rules 457(c) and (h) under the Securities Act. The actual offering price will be determined in accordance with the terms of the Plan.